EXHIBIT 99.1


[DHB Industries Inc. Logo Appears Here]            NEWS FROM DHB INDUSTRIES INC.
   555 Westbury Avenue * Carle Place, NY 11514 * T:516/997-1155 * F:516/997-1144
                                                           www.dhbindustries.com


Contact Information:   For Investors:                      Company Contact:
                       Robert B. Prag, President           Dawn M. Schlegel, CFO

                       The Del Mar Consulting Group, Inc.  DHB Industries Inc.
                       858/794-9500                        516/997-1155
                       bprag@delmarconsulting.com          dschlegel@dhbt.com


FOR IMMEDIATE RELEASE

              DHB INDUSTRIES REPORTS RECORD SECOND QUARTER RESULTS

- COMPANY POSTS RECORD REVENUES OF $56.5 MILLION; RECORD OPERATING INCOME OF $7.8 MILLION -

            - THIRD QUARTER REVENUES EXPECTED TO EXCEED $50 MILLION -

CARLE PLACE, NY - (July 24, 2003) DHB INDUSTRIES INC. (AMEX: DHB), the market leader in the rapidly growing body armor industry, announced today record operating results for the second quarter ended June 30, 2003, posting its 14th consecutive year-over-year increase in quarterly revenues.

During the second quarter, DHB announced that its wholly-owned subsidiary, Point Blank Body Armor, Inc., had received more than $85 million in delivery orders from several branches of the U.S. Department of Defense for body armor, including its "Interceptor" Outer Tactical Vest (OTV). U.S. Armed Forces are wearing Point Blank Body Armor's Interceptor OTV, which has been credited with saving the lives of many Americans during the War in Iraq and Operation Anaconda in Afghanistan. Point Blank Body Armor has been, and is, the sole supplier of Interceptor.

For the second quarter ended June 30, 2003, DHB reported record revenues of $56,525,000, an increase of 66% as compared to revenues of $34,014,000 for the second quarter of 2002. Operating income increased 57% to a record $7,751,000 as compared to $4,939,000 in the second quarter of 2002. Second quarter 2003 income available to common stockholders was $3,961,000, or $0.09 per diluted share as compared to 4,426,000, or $0.11 per diluted share in the second quarter of 2002. Net income in the second quarter of 2003 included a tax rate of 45%. In the second quarter of 2002 the tax rate was nominal (1%) due to the utilization of net operating loss carry forwards in 2002.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the second quarter of 2003 was $7,893,000, an increase of 55% as compared to $5,101,000 for the second quarter 2002. Gross margins for the second quarter of 2003 were 27.5% versus 28% in the first quarter of 2003. SG&A expenses were 14% of net sales for the second quarter of 2003 versus 13% of net sales in the prior quarter. Stockholders' equity rose to $40,553,000 at the end of the second quarter of 2003 as compared to $31,345,000 at year-end December 31, 2002.

For the first six months ended June 30, 2003, total revenues increased 52% to a record $102,678,000 as compared to $67,653,000 for the first six months of 2002. Operating income increased 47% to $14,926,000, as compared to $10,165,000 for the first six months of 2002. First six months 2003 income available to common stockholders was $8,890,000, or $0.20 per diluted share as compared to $9,184,000 or $0.24 per diluted share in the first six months of 2002. Net income in the first six months of 2003 included a tax rate of 40%. In the first six months of 2002 the tax rate was nominal (1%) due to the utilization of net operating loss carry forwards in 2002.

                                     *MORE*


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DHB INDUSTRIES, INC.
JULY 24, 2003
PAGE 2 OF 4


EBITDA for the first six months of 2003 was $15,953,000, and increase of 52% as compared to $10,489,000 for the first six months of 2002. Weighted shares outstanding on a diluted basis for the first six months of 2003 were 43,722,690 as compared to 38,438,706 for the first six months of 2002.

Dawn Schlegel, CFO of DHB Industries, commented, "The Company's first half operating results reflect the high demand for our products across all sectors - military, law enforcement and federal agencies. Given continued strong demand, we expect revenues for Q3 will exceed $50 million."

Commenting on the results, David Brooks, Chairman and CEO of DHB Industries, stated, "The Company's record revenues and operating results for the second quarter are a testament to our dominant position as the leader in the protective body armor industry. We continue to increase our market share by providing superior products, cutting edge technology and outstanding customer service. We remain focused on operating results with a goal of maximizing return for our shareholders."

CONFERENCE CALL:
DHB will discuss its results during a conference call to be broadcast live over the Internet starting at 4:10 p.m. eastern daylight time.

Conference call particulars are as follows:
    o  Date - Thursday, July 24, 2003
    o  Time - 4:10 p.m. eastern daylight time/1:10 p.m. pacific daylight time
    o  Dial in number - (888) 809-3657
    o  Live Internet broadcast - can be accessed at http://www.dhbindustries.com

Those choosing to listen via telephone are encouraged to call in at least ten minutes prior to the start of the call to allow time to register with the operator.

ABOUT DHB INDUSTRIES INC.

DHB Industries Inc.'s Armor Group is the market leader in the rapidly growing protective body armor industry. Its highly recognized subsidiaries, Point Blank Body Armor Inc. and Protective Apparel Corporation of America (PACA) are focused on the design, manufacture, and distribution of bullet resistant and protective body armor for military, law enforcement, and corrections in the U.S. and worldwide. DHB Armor Group's customers include the U.S. Army, Air Force, Navy, Marines, Coast Guard, Secret Service, FBI, DEA, INS, ATF, NATO, U.S. Marshals, the NYC Police Department, the LA Police Department, and the California Highway Patrol.

DHB Sports Group produces and markets a comprehensive line of athletic supports and braces which are merchandised through national superstore chains including Wal-Mart, Target and Meijer, as well as private label distributors such as Amerisource Bergen and Cardinal Health.

DHB maintains facilities in Carle Place, NY, Deerfield Beach, FL, Oakland Park, FL, Jacksboro, TN, and Arlington, VA. To learn more about DHB Industries Inc., visit the website at http://www.dhbindustries.com.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO RISKS ASSOCIATED WITH THE UNCERTAINTY OF FUTURE FINANCIAL RESULTS, ADDITIONAL FINANCING REQUIREMENTS, DEVELOPMENT OF NEW PRODUCTS, GOVERNMENT APPROVAL PROCESSES, THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, TECHNOLOGICAL CHANGES, THE EFFECT OF ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

            ***STATEMENT OF OPERATIONS AND BALANCE SHEET TO FOLLOW***


                                      DHB INDUSTRIES, INC. AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                  (In thousands, except share and per share data)

                                                    For the Three Months             For the Six Months
                                                        Ended June 30                  Ended June 30,
                                                 ___________________________     ___________________________
                                                    2003            2002            2003            2002
                                                 ___________     ___________     ___________     ___________

Net sales                                        $    56,525         $34,014     $   102,678     $    67,653

Cost of goods sold                                    41,001          23,977          74,186          48,161
                                                 ___________     ___________     ___________     ___________

Gross profit                                          15,524          10,037          28,492          19,492

Selling, general and administrative expenses           7,773           5,098          13,566           9,327
                                                 ___________     ___________     ___________     ___________

Income before other income (expense)                   7,751           4,939          14,926          10,165
                                                 ___________     ___________     ___________     ___________

Other income (expense)
Interest expense                                        (342)           (473)           (671)           (937)
Proceeds from settlement of lawsuit                       --              --             739              --
Other income                                              11              21              24              44
                                                 ___________     ___________     ___________     ___________
Total other income (expense)                            (331)           (452)             92            (893)
                                                 ___________     ___________     ___________     ___________

Income from operations before income taxes             7,420           4,487          15,018           9,272

Income taxes                                           3,369              61           5,948              88
                                                 ___________     ___________     ___________     ___________

Net income                                             4,051           4,426           9,070           9,184

Dividend - preferred stock                               (90)             --            (180)             --
                                                 ___________     ___________     ___________     ___________

Income available to common stockholders          $     3,961     $     4,426     $     8,890     $     9,184
                                                 ===========     ===========     ===========     ===========

Earnings per common share:
Basic shares                                     $      0.10     $      0.15     $      0.22     $      0.27
                                                 ===========     ===========     ===========     ===========
Diluted shares                                   $      0.09     $      0.11     $      0.20     $      0.24
                                                 ===========     ===========     ===========     ===========

Weighted average shares outstanding:
Basic shares                                      40,458,867      36,789,796      40,436,557      34,152,728
Effect of convertible preferred                      500,000         500,000         500,000         500,000
Warrants                                           3,277,012       3,735,120       2,786,133       3,785,978
                                                 ___________     ___________     ___________     ___________
Diluted shares                                    44,235,879      41,024,916      43,722,690      38,438,706
                                                 ===========     ===========     ===========     ===========


                                              **** Balance Sheet To Follow ***


                          DHB INDUSTRIES, INC. AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED BALANCE SHEETS
                  AS OF JUNE 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002
                     (In thousands, except share and per share data)

                                                      June 30,     December 31,
                                                          2003             2002
                                                      ________     ____________
ASSETS
Current assets
Cash and cash equivalents                              $   432       $   393
Accounts receivable, less allowance for doubtful
   accounts of $1,027 and $1,070, respectively          24,241        22,904
Inventories                                             47,692        33,360
Deferred income tax assets                                 784         3,319
Prepaid expenses and other current assets                2,894           971
                                                       _______       _______
Total current assets                                    76,043        60,947
                                                       _______       _______

Property and equipment, net                              1,819         1,620
                                                       _______       _______

Other assets
Other investment                                           942           942
Deferred income tax assets                                   -         1,402
Deposits and other assets                                  436           460
                                                       _______       _______
Total other assets                                       1,378         2,804
                                                       _______       _______
Total assets                                           $79,240       $65,371
                                                       =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable                                       $ 5,168       $ 5,368
Accrued expenses and other current liabilities           4,849         2,454
Capital lease obligation                                     7            --
                                                       _______       _______
Total current liabilities                               10,024         7,822
                                                       _______       _______

Long term liabilities
Notes payable-bank                                      28,254        24,354
Note payable - stockholder                                   -         1,500
Other liabilities                                          409           350
                                                       _______       _______

Total liabilities                                       38,687        34,026
                                                       _______       _______

Commitments and contingencies

Stockholders' equity
Convertible preferred stock                                  1             1
Common stock                                                41            40
Additional paid in capital                              35,108        34,792
Other comprehensive loss                                   (40)          (41)
Retained earnings (accumulated deficit)                  5,443        (3,447)
                                                       _______       _______
Total stockholders' equity                              40,553        31,345
                                                       _______       _______
Total liabilities and stockholders' equity             $79,240       $65,371
                                                       =======       =======

                                               ****